Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Financial Report on Form 1-K of our audit report dated April 28, 2022, with respect to the balance sheet of Monogram Orthopaedics, Inc. as of December 31, 2021 & 2020, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Monogram Orthopaedics, Inc. ability to continue as a going concern.

Spokane, Washington

April 29, 2022